QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE: Thursday, October 25, 2001; 8 AM Eastern

SCHULER HOMES, INC. TODAY ANNOUNCES REVENUES IN
EXCESS OF $383 MILLION, NET INCOME OF OVER $19 MILLION,
AND EARNINGS PER SHARE OF $.46
FOR THE QUARTER ENDED SEPTEMBER 30, 2001

El Segundo, California and Honolulu, Hawaii—Schuler Homes, Inc. (NASDAQ: SHLR)

Financial and Operating Highlights:

  •
  Revenues increase 50.3% to $383.6 million

  •
  Net income increases 33.4% to $19.2 million

  •
  Diluted earnings per share of $.46 compared to $.35

  •
  EBITDA increased by 31.6% to $51.2 million

    On April 3, 2001, the merger transaction between Schuler Homes, Inc. and Western Pacific Housing was successfully completed. In conjunction with the merger, Schuler Homes changed its year end March 31. The comparisons to the same period in the prior year are shown on a pro forma combined basis as if the merger had occurred at the beginning of that period.

    Schuler Homes, Inc. recorded revenues of $383.6 million for the quarter ended September 30, 2001, a 50.3% increase from revenues of $255.3 million during the second quarter of last year. Total revenues for the quarter ended September 30, 2001 included $20.4 million from the sales of land in California and Arizona. For the first six months of fiscal year 2002, revenues increased 39.9% to $698.8 million from $499.5 million during the first half of fiscal year 2001.

    Net income during the quarter ended September 30, 2001 totaled $19.2 million (with diluted earnings of $.46 per share), a 33.4% increase from net income (before non-cash impairment charges) of $14.4 million ($0.35 diluted earnings per share) during the same quarter last year. Pretax income for the quarter ended September 30, 2001 included $1.9 million from the California and Arizona land sales. For the six month period ended September 30, 2001, net income was $36.1 million ($0.86 diluted earnings per share), a 35.4% increase from net income (before non-cash impairment charges) of $26.7 million ($0.65 diluted earnings per share) for the six month period ended September 30, 2000.

    EBITDA (earnings before interest, taxes, depreciation and amortization) increased 31.6% to $51.2 million for the quarter ended September 30, 2001 from $38.9 million for the quarter ended September 30, 2000. EBITDA for the six months ended September 30, 2001 was $96.5 million, a 33.1% increase from $72.6 million during the six month period ended September 30, 2000.

    During the quarter ended September 30, 2001, the Company closed the sales of 1,308 homes, a 23.6% increase from the closing of 1,058 homes during the second quarter of last year. Closings for the first six months of fiscal year 2002 increased to 2,472 as compared to 2,115 during the first six months of fiscal 2001.  The average sales price was $285,000 for the quarter ended September 30, 2001, an increase from $255,000 during the quarter ended September 30, 2000.

    At September 30, 2001, the Company's backlog of homes sold was 2,002 with an aggregate dollar value of $575.9 million. Currently, we have 83 actively selling projects and control of over 31,700 lots, approximately 52% of which are under option. Cash and cash equivalents were approximately $10.9 million, total debt was approximately $562.8 million, and stockholders' equity totaled approximately $432.7 million at September 30, 2001.

    On October 23, 2001, Schuler Homes, Inc. announced the signing of a merger agreement with D.R. Horton, Inc. (NYSE: DHI). The cash and stock transaction creates a combined company that will rank among the top two homebuilders nationally with 26,625 homes closed and $6.0 billion in revenues for the 12 months ended September 30, 2001 on a pro forma combined basis. The combined company will have operations in Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The combined operations in California will result in the merged company being ranked as the largest in Southern California and second largest in the state.

    Schuler Homes, Inc. designs, builds and markets single-family residences, townhomes, and condominiums primarily to entry-level and first-time and, to a lesser extent, second-time move-up buyers in strong western suburban markets. The Company is among the top fifteen builders in the country and is among the top five builders in California, Colorado, Hawaii, Washington, and Oregon with a growing presence in Arizona.

    This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to statements regarding: anticipated results and business strategies for fiscal 2002, average sales price for homes closed during fiscal 2002, per share earnings, orders and backlog. Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast, that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in general economic conditions, the market for homes generally and in areas where the company has developments, the availability and cost of land suitable for residential development, materials prices, labor costs, interest rates, consumer confidence, competition, environmental factors and government regulations affecting the Company's operations. See the Company's Annual Report on Form 10-K for the year ended March 31, 2001, and other materials filed with the Securities and Exchange Commission for further discussion of these and other risks and uncertainties applicable to the Company's business. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

For further information, please contact:

Thomas Connelly        Senior Vice President & CFO        (310) 648-7200

SCHULER HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2001	2000 (1)	2001	2000 (1)
	(in 000s, except per share data)
Revenues	$383,591	$255,289	$698,821	$499,507
Cost of sales	307,337	198,388	556,772	389,984

Gross profit	76,254	56,901	142,049	109,523
Selling, general and administrative expenses	42,444	29,922	79,301	58,958

Operating income	33,810	26,979	62,748	50,565
Interest and other income (expense), net	(1,968)	(1,890)	(2,002)	(4,597)

Income before minority interests in income of consolidated joint ventures and provision for income taxes	31,842	25,089	60,746	45,968
Minority interests in income (loss) of consolidated joint ventures	31	(1,473)	(816)	(2,417)

Income before provision for income taxes	31,873	23,616	59,930	43,551
Provision for income taxes	12,645	9,207	23,837	16,890

Net income	$19,228	$14,409	$36,093	$26,661

Net income per share:
Basic (2)	$0.47	$0.36	$0.89	$0.66

Diluted (3)	$0.46	$0.35	$0.86	$0.65

(1)
Results are shown on a pro forma combined basis to include Western Pacific Housing, which merged with Schuler Homes on April 3, 2001. Results also exclude a non-cash charge for impairment of long-lived assets of approximately $36.4 during the quarter and six months ended September 30, 2000.

(2)
Basic net income per share was computed using weighted average number of shares of 40,598 and 40,517 for the three and six month periods ended September 30, 2001 and 40,217 and 40,209 for the three month and six month periods ended September 30, 2000.

(3)
Diluted net income per share for the three and six month periods ended September 30, 2001 was computed by adding to net income the interest expense applicable to convertible subordinated debentures of $328 and $898 and using the weighted average number of shares outstanding of 42,739 and 43,209, respectively. Diluted net income per share for the three and six month periods ended September 30, 2000 was computed by adding to net income the interest expense applicable to convertible subordinated debentures of $600 and $1,200 and using the weighted average number of shares outstanding of 43,166 and 43,159, respectively. The convertible debentures were redeemed by the Company in August, 2001.

SCHULER HOMES, INC.
Including all joint venture activity
$ in thousands

New Home Orders:

	Three Months Ended September 30,		Six Months Ended September 30,
	2001	2000	2001	2000
Southern California	416	415	916	751
Northern California	289	436	612	676

Total California	705	851	1,528	1,427
Colorado	362	311	725	657
Hawaii	113	87	205	192
Washington	89	77	159	159
Oregon	37	52	68	150
Arizona	34	0	64	0

Total	1,340	1,378	2,749	2,585

Home Closings:

	Three Months Ended September 30,		Six Months Ended September 30,
	2001	2000	2001	2000
Southern California	357	237	702	442
Northern California	347	193	593	341

Total California	704	430	1,295	783
Colorado	342	388	689	829
Hawaii	93	77	181	170
Washington	99	92	169	192
Oregon	50	71	110	141
Arizona	20	0	28	—

Total	1,308	1,058	2,472	2,115

Backlog *

	At September 30,
	2001		2000
	Homes	Sales Value	Homes	Sales Value
Southern California	632	$195,091	623	$203,047
Northern California	403	145,827	626	227,305

Total California	1,035	340,918	1,249	430,352
Colorado	621	141,489	474	99,586
Hawaii	169	49,384	109	29,086
Washington	85	24,226	104	34,985
Oregon	25	5,051	54	10,008
Arizona	67	14,836	0	—

Total	2,002	$575,904	1,990	$604,017

*
Backlog represents homes subject to pending sales contracts, some of which are subject to contingencies, including mortgage loan approval, the sale of existing homes by customers and government project approvals. Accordingly, no assurances can be made that homes in backlog will result in actual closings.

QuickLinks

EXHIBIT 99.1
SCHULER HOMES, INC. CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
SCHULER HOMES, INC. Including all joint venture activity $ in thousands